Exhibit 4.3

SGH ESCROW CORPORATION,

as the Company

ESCROW AND SECURITY AGREEMENT

Dated as of January 8, 2015

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Escrow Agent and Trustee

THIS ESCROW AND SECURITY AGREEMENT is entered into on January 8, 2015 (this “Agreement”), by and between Wilmington Trust, National Association, in its capacities as escrow agent, depositary bank and securities intermediary (collectively in such capacities, the “Escrow Agent”) and in its capacity as trustee under the Indenture described below, and SGH Escrow Corporation, a Delaware corporation (the “Company”), and acknowledged by Goldman Sachs & Co. and Deutsche Bank Securities Inc. (“Initial Purchasers”).

RECITALS

WHEREAS, pursuant to that certain indenture (the “Indenture”) dated as of January 8, 2015, by and among the Company, the Guarantors party thereto from time to time and Wilmington Trust, National Association, in its capacity as trustee and notes collateral trustee under the Indenture (the “Trustee”), on the date hereof the Company will issue $305.0 million in aggregate principal amount of its 10.000% Senior Secured Notes due 2019 (the “Notes”).  The Notes are being issued in a private placement (the “Notes Offering”) pursuant to that certain purchase agreement dated as of December 23, 2014 (the “Purchase Agreement”), between the Company, Real Alloy Intermediate Holding, LLC (“Intermediate Holdco”) and the Initial Purchasers.

WHEREAS, the Company intends to use the net proceeds from the issuance and sale of the Notes as set forth in the “Use of Proceeds” section of the Offering Circular dated December 23, 2014 (the “Offering Circular”), with respect to the Notes.

NOW, THEREFORE, each of the Company, the Trustee and the Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, the Escrow Agent will hold in escrow and will distribute Escrow Property (as defined below) in accordance with and subject to the following:

1.  INSTRUCTIONS

1.1.	Escrow Property.

The initial funds to be deposited with the Escrow Agent will be as follows:

(a)	Concurrently with the execution and delivery hereof and the issuance of the Notes:
(i)

as provided in the Purchase Agreement, the Initial Purchasers will deposit with the Escrow Agent $296,478,300.00 (two hundred ninety-six million, four hundred seventy-eight thousand, three hundred dollars and zero cents) by wire transfer in immediately available funds (the “Gross Proceeds Deposit”), which amount represents the gross proceeds to the Company from the Notes Offering; and

(ii)

the Company (or one of its Affiliates) will deposit with the Escrow Agent $7,008,834.61 (seven million, eight thousand, eight hundred thirty-four dollars and sixty-one cents) by wire transfer in immediately available funds (the “Company’s Deposit”), which amount represents (A) $4,236,111.11 (four million, two hundred thirty six thousand, one hundred eleven dollars and eleven cents) in respect of the interest that will accrue on the Notes from the date the Notes are first issued under the Indenture (the “Issue Date”) to (but not including) February 28, 2015 (the “Initial Outside Date”), plus (B) $2,770,223.50 (two million, seven hundred seventy thousand, two hundred twenty three dollars and fifty cents), which represents the additional amount necessary to redeem the Notes at 101% of the initial offering price of the Notes set forth on the cover page of the Offering Circular pursuant to the Special Mandatory Redemption Provisions of the Indenture and to pay the Purchasers’ Overfund (as defined below) to the Initial Purchasers, plus (C) an amount equal to the estimated fees and expenses of the Escrow Agent pursuant to Section 1.7 of this Agreement.

As a result of the Gross Proceeds Deposit made pursuant to clause (i) above and the Company’s Deposit made pursuant to clause (ii) above, the aggregate amount deposited with the Escrow Agent on the date hereof will be $303,487,134.60 (three hundred three million, four hundred eighty-seven thousand, one hundred thirty-four dollars and sixty cents) (the “Initial Deposit”), which amount is sufficient to (A) redeem in cash the Notes, in whole and not in part, at a redemption price equal to 101% of the initial offering price of the Notes plus accrued and unpaid interest thereon from the Issue Date to (but not including) the Initial Outside Date, (B) pay the Purchasers’ Fees (as defined below) or the Purchasers’ Overfund, as applicable, and (C) pay the fees and expenses of the Escrow Agent pursuant to Section 1.7 of this Agreement.

The “Purchasers’ Overfund” shall mean $19,455,950.00 (nineteen million, four hundred fifty five thousand, nine hundred fifty dollars and zero cents) (representing an amount equal to the difference between (x) the Gross Proceeds Deposit and (y) the amount determined by multiplying the initial offering price of the Notes set forth on the cover page of the Offering Circular (for absence of doubt, such offering price being 90.827% of the principal amount of Notes sold pursuant to the Purchase Agreement) times the principal amount of the Notes sold to pursuant to the Purchase Agreement, such amount being $277,022,350.00 (two hundred seventy seven million, twenty two thousand, three hundred fifty dollars and zero cents)).

(b)

The Company may elect on one occasion (such election, the “Outside Date Extension Election”) to extend the Initial Outside Date to May 5, 2015 (the “Final Outside Date”) in a written notice to the trustee and the Escrow Agent to be delivered not later than seven (7) Business Days prior to the Initial Outside Date, so long as concurrently with the provision of such notice, the Company or any of its affiliates deposits in an escrow account under the control of the Escrow Agent an amount (the “Additional Deposit”) sufficient (as determined solely by the Company acting in good faith), when taken together with the amount of the Initial Deposit, to (i) redeem in cash the Notes, in whole and not in part, at a redemption price equal to 101% of the initial offering price of the Notes plus accrued and unpaid interest thereon from the Issue Date to (but not including) the Final Outside Date, (ii) pay the Purchasers’ Fees or Purchasers’ Overfund, as applicable, to the Initial Purchasers and (iii) pay the fees and expenses of the Escrow Agent pursuant to Section 1.7 of this Agreement.

(c)

The Escrow Agent hereby agrees to accept the Initial Deposit, and any Additional Deposit, and will hold such funds, all investments thereof, any Distributions (as hereinafter defined) and the proceeds of the foregoing whether consisting of cash or immediately available funds or securities or other financial assets, in the account number 110817-000 maintained by the Escrow Agent (such account, together with any successor account or accounts, the “Escrow Account”), in each case, for disbursement in accordance with the provisions hereof.  The Trustee will be the entitlement holder with respect to the Escrow Account.  The Company will not have any access to the Escrow Account or funds, investments or other assets credited thereto, other than the Company’s limited contractual right to receive the Escrow Property (as defined below) under the circumstances specified in Section 1.4 and the right to direct investments specified in Section 1.3 hereof.  The Initial Deposit, any Additional Deposit, the Escrow Account and all funds, securities or other property now or hereafter credited to the Escrow Account, all investments of any of the foregoing, plus all interest, dividends and other distributions and payments on any of the foregoing (collectively the “Distributions”) received or receivable by the Escrow Agent, less any property and/or funds distributed or paid from the Escrow Account in accordance with this Agreement, together with all proceeds of any of the foregoing are collectively referred to herein as “Escrow Property.”

(d)

Additionally, if at any time the aggregate amount of the Escrow Property is less than the maximum aggregate amount that may be required to be paid (a) pursuant to clauses (d)(i) and (d)(ii) of Section 1.4 below, to the extent such amounts have not previously been paid, and (b) for the redemption of the Notes at a redemption price equal to 101% of the initial offering price of the Notes plus accrued and unpaid interest thereon from the Issue Date to (but not including) the Initial Outside Date (or the Final Outside Date if the Outside Date Extension Election will have been made by the Company), the Company will deliver to the Paying Agent, no later than one Business Day following the date on which the Company becomes aware of such deficiency and no later than the applicable Outside Date, an amount equal to such deficiency.

1.2.	Company’s Limited Rights in Escrow Property; Security Interest.
(a)

It is the intention of the parties hereto that this Agreement create an escrow with respect to the Escrow Property in accordance with the provisions of this Agreement, and the Company shall not have ownership of, or rights in, the Escrow Account or the Escrow Property other than the Company’s limited contractual right to receive the Escrow Property under the circumstances specified in Section 1.4 and the right to direct investments specified in Section 1.3 hereof.

(b)

As security for the due and punctual payment when due of all amounts that may be payable from time to time under the Indenture and the Notes, now or hereafter arising, the Company hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Notes, a continuing security interest in, and a lien on, all of the Company’s rights, title and interest to, and arising under this Agreement in the Escrow Property, whether now owned or hereafter acquired.  If, notwithstanding the intention of the parties set forth in Section 1.2(a) hereof, the Company is determined to have any right, title or interest in any of the Escrow Property, whether now owned or hereafter acquired, then as security for the due and punctual payment when due of all amounts that may be payable from time to time under the Indenture and the Notes, now or hereafter arising, the Company hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Notes, a continuing security interest in, and a lien on, the Escrow Property.  The Company represents and warrants that the security interest of the Trustee in the Company’s rights under this Agreement and, to the extent that the Company has rights therein, the Escrow Property, will at all times be valid, perfected and enforceable as a first priority security interest by the Trustee against the Company and all third parties in accordance with the terms of this Agreement.

(c)

The parties hereto acknowledge and agree that: (i) the Escrow Account will be treated as a “Securities Account”, (ii) the “Securities Intermediary’s Jurisdiction” is the State of New York, (iii) the Escrow Property (including, without limitation, cash) credited to the Escrow Account will be treated as “Financial Assets,” and (iv) this Agreement governs the Escrow Account and provides rules governing the priority among possible “Entitlement Orders” received by the Escrow Agent as “Securities Intermediary” from the Company, the Trustee and any other persons entitled to give “Entitlement Orders” with respect to such Financial Assets.  The Escrow Agent represents and warrants that the Escrow Agent is a “Securities Intermediary” with respect to the Escrow Account and the “Financial Assets” credited to the Escrow Account.  Except as specifically provided herein, the terms of the New York Uniform Commercial Code, as amended, or any successor provision (the “Code”), will apply to this Agreement, and all terms quoted in this clause (c) and clause (e) of this Section 1.2 will have the meanings assigned to them by Article 8 or Article 9 of the Code, as applicable.

(d)

The Escrow Agent hereby agrees that all property delivered to the Escrow Agent for crediting to the Escrow Account will be promptly credited to the Escrow Account by the Escrow Agent, subject to Section 1.3(a).  The Escrow Agent represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement or any other agreement relating to the Escrow Account or the Escrow Property with any other third party without the prior written consent of the Company, the Trustee and the Initial Purchasers.

(e)

Each of the parties hereto acknowledges and agrees that the Escrow Account will be under the control (within the meanings of Sections 8-106 and 9-106 of the Code) of the Trustee and, notwithstanding any other provision of this Agreement, the Escrow Agent will comply with all “Entitlement Orders” and instructions given by the Trustee with respect to the Escrow Account or Escrow Property credited thereto without further consent of the Company or any other person.  The Company shall not have the right to give any Entitlement Orders or instructions with respect to the Escrow Account other than as set forth in Section 1.3 hereof.  If any Entitlement Orders or instructions regarding the disposition of funds held in the Escrow Account given by the Company pursuant to Section 1.3 hereof conflict with any directions or Entitlement Order issued by the Trustee, the Escrow Agent shall follow the orders issued by the Trustee.

(f)

The Company agrees to take all steps reasonably necessary or as may be reasonably requested by the Initial Purchasers on behalf of the Trustee in connection with the perfection of the Trustee’s security interest in this Agreement and the Escrow Property as set forth in Section 1.2(b) hereof and, without limiting the generality of the foregoing, the Company hereby authorizes the Trustee and the Initial Purchasers on behalf of the Trustee to file one or more Uniform Commercial Code financing statements in such jurisdictions and filing offices and containing such description of collateral as the Trustee, or the Initial Purchasers on behalf of the Trustee, may determine is necessary or advisable in order to perfect the security interest granted herein.  The Company represents and warrants that it is duly formed and validly existing as a corporation organized under the laws of the State of Delaware and is not organized under the laws of any other jurisdiction, and the Company hereby agrees that, prior to the termination of this Agreement, it will not change its name or jurisdiction of organization without giving the Trustee and the Initial Purchasers not more than 60 or less than 30 days’ prior written notice thereof and without taking all necessary steps to continue the perfection of the security interest granted herein.

(g)

Upon the release of any Escrow Property pursuant to Section 1.4 hereof, the security interest of the Trustee (as set forth in Section 1.2(b) hereof) for the benefit of the holders of the Notes will automatically terminate with respect to any such Escrow Property released without any further action and such released Escrow Property will be delivered to the recipient free and clear of any and all liens, claims or encumbrances of any person, including, without limitation, the Escrow Agent, the Trustee and the holders of the Notes.  The Trustee will provide all authorizations reasonably requested by the Company to terminate any financing statements and will execute such other documents without recourse, representation or warranty of any kind as the Company may reasonably request in writing to evidence or confirm the termination of the security interest in such released Escrow Property.

1.3.	Investment of Escrow Property.
(a)	Upon written directions from the Company, the Escrow Agent will invest or reinvest the Escrow Property, without distinction between principal and income, in any of the following securities:

(1)    any investment in obligations issued or guaranteed by the United States government or any agency thereof, in each case, maturing no later than the applicable Outside Date (“Treasury Securities”);

(2)    investments in time deposit accounts, certificates of deposit and money market deposits, in each case maturing no later than the applicable Outside Date, entitled to U.S. Federal deposit insurance for the full amount thereof or issued by a bank or trust company (including the Escrow Agent or an affiliate of the Escrow Agent) that is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million;

(3)    investments in commercial paper maturing no later than the applicable Outside Date and having, at the date of acquisition, a credit rating no lower than A-1 from S&P, P-1 from Moody’s, or F-1 from Fitch;

(4)    repurchase obligations maturing no later than the applicable Outside Date entered into with a nationally recognized broker-dealer, with respect to which the purchased securities are obligations issued or guaranteed by the United States government or any agency thereof, which repurchase obligations shall be entered into pursuant to written agreements; and

(5)    money market mutual funds that invest in items (1) through (4) above and are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 and that at the time of such investment are rated Aaa by Moody’s and/or AAA by S&P, including such funds for which the Trustee or an affiliate provides investment advice or other services, collectively, “Government Securities”.  The Escrow Agent will credit all such investments to the Escrow Account and hereby agrees to treat any such investment as a “Financial Asset” within the meaning of Section 8-102(a)(9) of the Code.  Alternatively, the Company may direct the Escrow Agent to liquidate the Escrow Property and hold such assets in cash.  The Company hereby initially directs the Trustee to invest the Escrow Property in the Treasury Securities fund identified by the Company in the Mutual Fund Disclosure and Consent dated January 5, 2015.

(b)

The Escrow Agent will have no liability for any investment losses, fees, taxes or other charges arising from or related to any such investment, reinvestment or liquidation of an investment, reinvestment or liquidation of Escrow Property (including, without limitation, in connection with any delays (not resulting from the Escrow Agent’s gross negligence or willful misconduct) in connection therewith, or any loss of interest or income incident to any such delay) other than in accordance with Section 2.1 hereof.

(c)

Instructions regarding investments received by the Escrow Agent after 11:00 a.m. New York City time will be treated as if received on the following Business Day.  Any interest or other income received on such investment and reinvestment of the Escrow Property will become part of the Escrow Property and any losses incurred on such investment and reinvestment of the Escrow Property will be debited against the Escrow Property.  The Escrow Agent shall invest the Escrow Property in Government Securities upon written directions from the Company, as provided in Section 1.3(a).  Notwithstanding the foregoing, the Escrow Agent will have the power to sell or liquidate the foregoing investments whenever the Escrow Agent is required to release all or any portion of the Escrow Property pursuant to Section 1.4 hereof.  In no event will the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.  It is understood and agreed that the Escrow Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Escrow Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments or (3) effecting transactions in investments.

The parties acknowledge that to the extent regulations of the Comptroller of the Currency or any other applicable regulatory entity grant a right to receive brokerage confirmations of security transactions with respect to the Escrow Property, the parties waive receipt of such confirmations, to the extent permitted by law. The Escrow Agent shall furnish a statement of security transactions made by the Escrow Agent in its monthly reports with respect to the Escrow Account to be provided in accordance with Section 2.1(g).

1.4.	Distribution of Escrow Property.

Subject to Section 1.2(e), the Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:

(a)	The Escrow Agent will only release the Escrow Property in the cases specifically provided for in this Section 1.4.
(b)

Upon the satisfaction of the following conditions, the Company will promptly deliver an officers’ certificate, substantially in the form attached as Exhibit A hereto and signed by two Authorized Persons (as defined in Section 3.1 hereof) of the Company, to each of the Initial Purchasers, the Trustee and the Escrow Agent, confirming and evidencing that all of the following conditions have been met or will be satisfied concurrently with the release of the Escrow Property (the “Escrow Officers’ Certificate”):

(i)	all conditions precedent to the consummation of the Acquisition set forth in the Purchase and Sale Agreement have been satisfied or, subject to clause (iv) below, waived;
(ii)	the North America ABL Facility, the Intercreditor Agreement and the German Factoring Facility shall have been entered into on terms consistent with those described in the Offering Circular;
(iii)

Signature shall have contributed at least $175.0 million (less the amount, if any, of up to $60.0 million of the preferred equity of Signature issued to Aleris Corporation (x) as a portion of the consideration for the Acquisition pursuant to the Purchase and Sale Agreement (the “Seller Preferred Consideration”)) and (y) pursuant to the Backstop Agreement (the “Aleris Backstop Commitment”)) of cash (and in no event less than 30% of the pro forma capitalization of the Company after consummation of the Acquisition (including up to $60.0 million of such Seller Preferred Consideration and the Aleris Backstop Commitment in such calculation as if it were issued by Signature for cash and contributed in cash to Holdings in the form of common equity capital of Holdings)) to the common equity capital of Holdings, which net proceeds Holdings shall have contributed to the common equity capital of the Company (the amount so contributed to the common equity capital of the Company prior to or concurrently with the release of the Escrowed Property, the “Equity Contributions”);

(iv)

(a) the Acquisition will be consummated substantially simultaneously with the release of the Escrowed Property, in all material respects in accordance with the terms of the Purchase and Sale Agreement as described in the Offering Circular and (b) no provision of the Purchase and Sale Agreement shall have been amended or waived or modified in a manner materially adverse to the holders of the Notes, as determined in good faith by Real Alloy Holding, Inc., without the consent of the holders of a majority in principal amount of the Notes outstanding; provided that the granting of any consent under the Purchase and Sale Agreement that is not materially adverse to the interests of the holders of the Notes, as determined in good faith by Real Alloy Holding, Inc., will not otherwise constitute an amendment, modification or waiver;

(v)

Real Alloy Holding, Inc. and the Subsidiary Guarantors shall have, by supplemental indenture effective upon the release of the Escrow Property, become, or concurrently with the release of the Escrow Property shall become, parties to the Indenture and Real Alloy Holding, Inc. and each of the Subsidiary Guarantors shall have or concurrently with the release of the Escrow Property shall become party to the Security Documents and Intercreditor Agreement; and

(vi)

the Initial Purchasers shall have received (a) legal opinions from (i) Crowell & Moring, counsel to the Company, Holdings and certain of the Subsidiary Guarantors substantially in the form attached hereto as Exhibit C, (ii) Basham, local counsel to Real Alloy Mexico Holdco S. de R.L. de C.V. in Mexico substantially in the form attached hereto as Exhibit D, (iii) Latham & Watkins LLP, U.K. counsel to the Initial Purchasers substantially in the form attached hereto as Exhibit E and (iv) Latham & Watkins LLP, German counsel to Initial Purchasers substantially in the form attached hereto as Exhibit F and (b) customary officers’ certificates from each of the Issuer and the Guarantors in form and substance to be agreed at the time of execution of this Agreement.

(c)

Promptly upon receipt of (1) the Escrow Officers’ Certificate from the Company and (2) written confirmation by each of the Trustee and the Initial Purchasers of their respective receipt of the same in the form attached to such Escrow Officers’ Certificate, the Escrow Agent will liquidate all investments of Escrow Property then held by it and release all of the Escrow Property as follows (it being understood that if a direction to liquidate the investments is not previously given, there may be no more than one (1) Business Day delay between liquidating the investments and releasing the Escrow Property):

(i)	first, to Goldman, Sachs & Co., on behalf of the Initial Purchasers, pursuant to wire instructions provided by Goldman, Sachs & Co., $6,100,000.00 (such amount, the “Purchasers’ Fees”);
(ii)

second, pursuant to wire instructions to a single entity to be provided by the Company to the Escrow Agent in writing, such amounts as may be specified by the Company to pay a portion of the purchase price for the GRSA Entities pursuant to the Purchase and Sale Agreement;

(iii)	third, to the Escrow Agent, an amount in cash equal to amounts owing to the Escrow Agent in respect of unpaid fees and expenses of the Escrow Agent, if any, hereunder; and
(iv)

fourth, to or as directed in writing by the Company to a single entity, any Escrow Property remaining after distributions in clauses (c)(i), (ii) and (iii) above, by wire transfer of immediately available funds.

(d)

If (i) the Acquisition is not consummated on or prior to the date that is three Business Days prior to the Initial Outside Date (or the Final Outside Date if the Outside Date Extension Election will have been made by the Company) (such date “Escrow End Date”), (ii) at any time prior to the Escrow End Date, the conditions contained in Section 1.4(b) have not been satisfied, (iii) at any time prior to the Escrow End Date, the Purchase and Sale Agreement is terminated or (iv) the Initial Outside Date is not extended pursuant to the terms of an Outside Date Extension Election described in Section 1.1(b), the Company shall deliver a notice (the “Special Redemption Notice”), substantially in the form of Exhibit B hereto, within three Business Days following the events described in (i), (ii), (iii) or (iv) and in no event later than three Business Days prior to the applicable Outside Date to the Trustee and the Escrow Agent, and the Escrow Agent shall liquidate all investments and release all of the Escrow Property on the applicable Outside Date or the earlier date specified in the Special Redemption Notice as follows:

(i)	first, to Goldman, Sachs & Co., on behalf of the Initial Purchasers, pursuant to wire instructions provided by Goldman, Sachs & Co., the Purchasers’ Overfund;
(ii)	second, to the Trustee, an amount in cash equal to amounts owing to the Trustee in respect of fees and expenses of the Trustee under the Indenture; and
(iii)

third, to the Paying Agent under the Indenture, all remaining Escrow Property to be used for payment to the holders of the Notes in accordance with Section 3.09 of the Indenture (the “Special Mandatory Redemption”) and thereafter to be distributed in accordance with Article VI of the Indenture; such release of Escrow Property to the Paying Agent under the Indenture will be made by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 1.6(b) hereof.

(e)

If the Escrow Agent receives a written notice and instruction from the Trustee that the principal amount of and accrued and unpaid interest on the Notes has become immediately due and payable pursuant to Article VI of the Indenture, then the Escrow Agent will, within one Business Day after receipt of such written notice and instruction from the Trustee, liquidate all Escrow Property then held by it and as promptly thereafter release all of the Escrow Property as follows:

(i)	first, to Goldman, Sachs & Co., on behalf of the Initial Purchasers, pursuant to wire instructions provided by Goldman, Sachs & Co., the Purchasers’ Fees;
(ii)	second, to the Trustee, an amount in cash equal to amounts owing to the Trustee in respect of fees and expenses of the Trustee under the Indenture; and
(iii)

third, to the Paying Agent under the Indenture, all remaining Escrow Property to be used for payment to the holders of the Notes, an amount in cash sufficient to pay such accelerated principal amount and interest, if any, thereon, and thereafter to be distributed in accordance with Article VI of the Indenture.

(f)

Unless the Company will have made the Outside Date Extension Election, if at any time prior to the Initial Outside Date the Escrow Property has an aggregate market value (determined by the Company using publicly available sources) in excess (the “Excess Amount”) of the maximum amount that may be required to be paid (a) pursuant to clauses (d)(i) and (d) ii) of Section 1.4 hereof, to the extent such amounts have not previously been paid, and (b) for the redemption of the Notes at a redemption price equal to 101% of the initial offering price of the Notes plus accrued and unpaid interest thereon from the Issue Date to (but not including) the Initial Outside Date , the Escrow Agent may release Escrow Property, to the extent of such Excess Amount, to the Company at the option of the Company upon receipt of a written instruction therefor from an Authorized Person of the Company; provided, however, if the Company will have made the Outside Date Extension Election, the Excess Amount shall be the excess market value of the Escrow Property over the maximum amount that may be required to be paid (a) pursuant to clauses (d)(i) and (d)(ii) of Section 1.4 hereof, to the extent such amounts have not previously been paid, and (b) for the redemption of the Notes at a redemption price equal to 101% of the initial offering price of the Notes plus accrued and unpaid interest thereon from the Issue Date to (but not including) the Final Outside Date.

1.5.	Addresses.

Notices, instructions and other communications will be sent as follows:

(a)	to Escrow Agent:

WILMINGTON TRUST, NATIONAL ASSOCIATION 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402 Attention: Real Alloy Holding Inc. Administrator
Telecopy: (612) 217-5651

(b)	to Trustee:

WILMINGTON TRUST, NATIONAL ASSOCIATION 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402 Attention: Real Alloy Holding Inc. Administrator Telecopy: (612) 217-5651

(c)	to the Company:

SGH ESCROW CORPORATION 15301 Ventura Boulevard, Suite 400 Sherman Oaks, CA 91403 Attention: W. Christopher Manderson, Esq. Fax: 805-823-1737

with a copy to:	CROWELL & MORING 275 Battery Street, 23rd Floor San Francisco, CA 94111 Attention: Murray A. Indick Fax: 415-986-2827

(d)	to Initial Purchasers:

GOLDMAN SACHS & CO. 200 West Street New York, NY 10282 Attention: Registration Department

DEUTSCHE BANK SECURITIES INC. 60 Wall Street, New York, New York 10005 Attention: Leveraged Debt Capital Markets

with a copy to:	LATHAM & WATKINS LLP

885 Third Avenue New York, NY 10022-4834 Attention: Senet Bischoff, Esq. Telecopy: (212) 751-4864 E-mail: senet.bischoff@lw.com

1.6.	Wire Transfer Instructions.
(a)

Unless otherwise indicated in the Escrow Officers’ Certificate, all cash (including the cash proceeds from liquidation of any Escrow Property) distributed from the Escrow Account to the Company will be transferred by wire transfer of immediately available funds in accordance with the wire transfer instructions to be set forth in the Escrow Officers’ Certificate.

If, upon termination of this Agreement and after any required liquidation or distribution of Escrow Property for the benefit of any person other than the Company pursuant to Section 1.4 hereof, any Escrow Property consists of assets other than cash and is to be released to the Company, the Escrow Agent shall liquidate such Escrow Property into cash and distribute it to the Company pursuant to this Section 1.6(a).  No request by the Company pursuant to this paragraph shall constitute an “Entitlement Order” or instruction with respect to the Escrow Property prior to the termination of this Agreement.

(b)

All cash distributed from the Escrow Account to the Paying Agent for payment on the Notes will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank Name & Address:	Wilmington Trust, N.A. (Manufacturers & Traders Trust Co.); Wilmington, DE
ABA No.	[REDACTED]
Account Name:	[REDACTED]
Account No.	[REDACTED]
Attention:	[REDACTED]
(c)

All cash distributed from the Escrow Account to Goldman, Sachs & Co. for payment pursuant to clauses 1.4(c), (d) or (e) hereof will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank Name & Address:	Chase Manhattan Bank, N.A.; New York, NY
ABA No.	[REDACTED]
Account Name:	[REDACTED]
Account No.	[REDACTED]
Attention:	[REDACTED]
1.7.	Compensation.
(a)

The Company shall pay to the Escrow Agent a fee for its services as set forth on Schedule 1.7 attached hereto and incorporated herein, which shall be subject to increase upon notice sent to the Company, and shall reimburse the Escrow Agent for its reasonable costs and expenses incurred in the administration of this Agreement and the Escrow Account.

(b)

In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties hereto request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this Agreement or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid.

(c)

If any reasonable fees, expenses or costs incurred by, or any obligations owed to the Escrow Agent (or its counsel) hereunder are not paid in full when due, the Escrow Agent may set off against any Escrow Property released to the Company from this escrow in accordance with Section 1.4 hereof.  The Escrow Agent shall have no right to set off against, and hereby waives any lien it may otherwise have against, any Escrow Property prior to its release from escrow or which is released or to be released to a person other than the Company in accordance with the terms of this Agreement.  The Company shall remain liable for any unpaid reasonable fees, expenses or costs incurred by, or any obligations owed to the Escrow Agent (or its counsel) hereunder.

2.  TERMS AND CONDITIONS

2.1.	Rights, Duties and Immunities of Escrow Agent.
(a)

Scope of duties.  The duties, responsibilities and obligations of the Escrow Agent will be limited to those expressly set forth herein and no duties, responsibilities or obligations will be inferred or implied.  Without limiting the generality of the foregoing, the Escrow Agent will not be required to inquire as to the performance or observation of any obligation, term or condition under any other agreement or arrangement to which the Company or the Trustee is a party, even though reference thereto may be made herein.  The Escrow Agent will not be required to, and will not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(b)

Limitation on liability.  The Escrow Agent will not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence, willful misconduct or bad faith on its part.  In no event will the Escrow Agent be liable (i) for any consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable and contemplated, (ii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, so long as the same are selected with due care, (iii) for an amount in excess of the value of the Escrow Property or (iv) for the investment or reinvestment of any cash held by it hereunder in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence, willful misconduct or bad faith) in the investment, reinvestment or liquidation of the Escrow Property, or any loss of interest or income incident to any such delay.

(c)

Further limitation on liability.  The Escrow Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(d)

Right to consult counsel.  The Escrow Agent may consult with legal counsel of its own choosing, at the reasonable expense of the Company in accordance with Section 2.2 hereof, as to any matter relating to this Agreement, and the Escrow Agent will not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e)

Duty of care.  The Escrow Agent will not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than as specified by the terms of this Agreement and will not be required to invest any funds held hereunder except as expressly directed by the Company in accordance with this Agreement.  Uninvested funds held hereunder will not earn or accrue interest.

(f)

Collection.  All funds and other property deposited into the Escrow Account or otherwise collected for deposit therein will be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection.  The Escrow Agent will not be required, or have any duty, to notify any Person of any payment or maturity under the terms of any instrument deposited hereunder, or to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege that may be afforded to the holder of any such security.

(g)

Statements.  The Escrow Agent will provide to the Company, the Trustee and the Initial Purchasers statements, upon request, identifying transactions, transfers or holdings of Escrow Property, and each such statement will be deemed to be correct and final upon receipt thereof by the Company unless the Escrow Agent is notified in writing to the contrary within 30 Business Days of the date of such statement.

(h)

Disclaimer with respect to Escrow Property.  The Escrow Agent will not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited into escrow or held hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.  The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.  The Escrow Agent will not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(i)

Ambiguity or uncertainty.  In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by each of the Company, the Trustee and the Initial Purchasers which, in the sole discretion of the Escrow Agent, eliminates such ambiguity or uncertainty.

(j)

Conflicting claims.  In the event of any dispute between or conflicting claims by or among the Company and/or any other person or entity with respect to any Escrow Property, the Escrow Agent will be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict continues, and the Escrow Agent will not be or become liable in any way to the Company for failure or refusal to comply with such conflicting claims, demands or instructions.  The Escrow Agent will be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent has received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses (as defined in Section 2.2 hereof) which it may incur by reason of so acting.  The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary.  The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding will be paid by, and will be solely an obligation of, the Company.

(k)

Compliance with judicial orders.  If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process that in any way affects Escrow Property, including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property (an “Order”), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate (but unless prohibited by such order or applicable law shall in any event provide notice thereof to the Trustee and the Company and will provide the Trustee and the Company with reasonable opportunity to respond to any Order); and if the Escrow Agent complies with any such Order, the Escrow Agent will not be liable to any of the parties hereto or to any other person or entity even though such Order may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(l)

Right to rely on communications.  The Escrow Agent will be entitled to conclusively rely upon any order, judgment, certification, demand, instruction, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof.  The Escrow Agent may act in conclusive reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.  When the Escrow Agent acts on any information, instructions, communications (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by facsimile, email or other form of electronic or data transmission, the Escrow Agent, absent gross negligence, willful misconduct or bad faith, will not be responsible or liable in the event such communication is not an authorized or authentic communication of the Company or the Trustee, as the case may be, or is not in the form the Company or the Trustee sent or intended to send (whether due to fraud, distortion or otherwise).

(m)

Right to request instruction.  At any time the Escrow Agent may request an instruction in writing from the Company and/or the Trustee and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder.  The Escrow Agent will not be liable for acting in accordance with such a proposal on or after the date specified therein; provided that (i) the specified date will be at least ten Business Days after each of the Company and the Trustee receives the Escrow Agent’s request for instructions and its proposed course of action and (ii) prior to so acting, the Escrow Agent has not received the written instructions requested.

(n)

Liability for Taxes.  Except as otherwise set forth herein, the Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as Escrow Agent only and having only possession thereof.  The Company will pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and will indemnify and hold harmless the Escrow Agent with respect to any amounts that it is obligated to pay in the way of such taxes, in each case to the reasonable satisfaction of the Escrow Agent.  Any payments of income from the Escrow Account will be reportable to the Company and subject to withholding regulations then in force with respect to United States taxes.  The Company will provide the Escrow Agent with appropriate W-9 forms for tax I.D. number certifications, or W-8 forms for non-resident alien certifications, as requested.  It is understood that the Escrow Agent will be responsible for income reporting to the Company only with respect to income earned on investment of funds which are a part of the Escrow Property and is not responsible for any other reporting.  The provisions of this Section 2.1(n) will survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.

2.2.	Indemnity.

The Company will be liable for and will reimburse and indemnify the Escrow Agent and its directors, officers, agents, employees and controlling persons (each, an “Indemnified Person”) and hold the Escrow Agent and the Indemnified Persons harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, of any claim of gross negligence, willful misconduct or bad faith on its part); provided, however, that nothing contained herein will require the Escrow Agent to be indemnified for Losses caused solely and directly by its or any Indemnified Person’s gross negligence, willful misconduct or bad faith. The obligations of the Company under this Section shall survive the termination or discharge of this Agreement or the resignation or removal of the Escrow Agent.

2.3.	Removal of Escrow Agent.
(a)

The Company may, with the consent of the Trustee, remove the Escrow Agent at any time by giving to the Escrow Agent 15 days’ prior notice in writing signed by the Company.  The Escrow Agent may resign at any time by giving to the Company 15 days’ prior written notice thereof.

(b)

Within 10 Business Days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Company and the Trustee will jointly execute an agreement to appoint a successor escrow agent after selection of the successor escrow agent by the Company.  The Company will cause any successor escrow agent to assume the obligations of the Escrow Agent hereunder.  If a successor escrow agent has not accepted such appointment by the end of such 10-Business Day period or such successor escrow agent has not become so bound, the Escrow Agent may, in its reasonable discretion, deliver the Escrow Property to the Trustee at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.  The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding will be paid by, and be deemed to be solely an obligation of, the Company.

(c)

Upon receipt of the identity of the successor escrow agent, the Escrow Agent will deliver the Escrow Property then held hereunder and copies of all books, records, plans and other documents in the Escrow Agent’s possession relating to such funds or this Agreement to the successor escrow agent.  Upon such delivery to the successor escrow agent, the Escrow Agent will be discharged of all obligations under this Agreement and shall have no further duties, responsibilities or obligations hereunder.

2.4.	Termination.

This Agreement will terminate upon the distribution of all Escrow Property from the Escrow Account in accordance with the provisions of Section 1.4 hereof.  The provisions of Section 1.7, these Terms and Conditions set forth in this Section 2 and the Miscellaneous provisions of Section 3 hereof will survive termination of this Agreement and/or the resignation or removal of the Escrow Agent.

3.  miscellaneous

3.1.	Notices.

All notices and other communications under this Agreement will be in writing in English and will be deemed given (i) on the date of delivery when delivered personally, or (ii) on the next Business Day after delivery to a recognized overnight courier or mailed first class (postage prepaid) or when sent by facsimile to the parties (which facsimile copy will be followed by delivery of an original by other method of delivery) at the addresses set forth in Section 1.5 hereof (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision).  Whenever under the terms hereof the time for giving a notice or performing an act falls upon a day that is not a Business Day, such time will be extended to the next Business Day.  Attached as Schedule 3.1 hereto and made a part hereof is a list of those persons initially entitled to give notices, instructions and other communications to the Trustee and/or the Escrow Agent on behalf of the Company hereunder (each such representative, and “Authorized Person”).  Schedule 3.1 may be amended from time to time by written notice from the Company to the Escrow Agent and the Trustee, with a copy to the Initial Purchasers.

3.2.	Representations and Warranties.
(a)

Each of the Escrow Agent and the Company hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation.

(b)	The Company hereby represents and warrants that the execution, delivery and performance of this Agreement by the Company do not and will not violate any applicable law or regulation.
(c)

The Company hereby represents and warrants to the Trustee that the security interest of the Trustee in the Company’s rights, title and interest to and arising under this Agreement and, to the extent that the Company has rights, title or interest therein, the Escrow Property, will at all times be valid, perfected and enforceable as a first priority security interest by the Trustee against the Company and all third parties in accordance with the terms of this Agreement.

3.3.	Governing Law; Consent to Jurisdiction; Construction.
(a)

This Agreement WILL be construed in accordance with the internal laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

(b)	The Escrow Agent’s jurisdiction for purposes of Sections 8-110 and 9-304 of the Code will be the State of New York.

(c)

Each party hereto irrevocably agrees that any legal action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby will be brought in any federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, any state court located in the City and County of New York, and irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding.  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding in any such court, irrevocably and unconditionally waive their rights to any other jurisdiction that may apply by virtue of their present or any other future domicile or for any other reason, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  The parties further agree that service of any process, summons, notice or document by certified or registered mail, return receipt requested, to such party’s address set forth in Section 1.5 hereof (or directed to it at the address last specified for notices hereunder) will be effective service of process for any lawsuit, action or other proceeding brought in any such court, and such service will be deemed completed 10 days after the same is so mailed.  Each party hereto hereby waives the right to trial by jury in any such lawsuit, action or other proceeding.

(d)	Time is of the essence in this Agreement.
(e)

Except as set forth in Section 1.2(c), capitalized terms that are used but not defined in this Agreement have the meanings assigned to them in the Indenture.  The term “will” as used in this Agreement shall be interpreted to express a command.  The term “or” is not exclusive.  Words in the singular include the plural and words in the plural include the singular.

3.4.	Rights and Remedies.

The rights and remedies conferred upon the parties hereto and the Initial Purchasers will be cumulative, and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of any additional rights or remedies.  The waiver of any right or remedy hereunder will not preclude the subsequent exercise of such right or remedy.

3.5.	Benefit of the Parties.

This Agreement will be binding upon the parties hereto and each of their successors and assigns.  This Agreement will inure solely to the benefit of the parties hereto and (subject to Section 3.6 hereof) each of their respective successors and assigns, and the Initial Purchasers, and no other person will have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of this Agreement.

3.6.	Assignment.

This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto and the Initial Purchasers, and any purported assignment without such consent will be null and void. Notwithstanding the foregoing, the parties hereto expressly agree that any business entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Escrow Agent, shall be a successor to the Escrow Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

3.7.	Merger.

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior oral or written agreements in regard thereto.

3.8.	Amendment.

Except as otherwise permitted herein, this Agreement may be amended, supplemented or otherwise modified only by a written amendment signed by all the parties hereto and the Initial Purchasers, and no waiver of any provision hereof will be effective unless expressed in a writing signed by all of the parties hereto and the Initial Purchasers.

3.9.	Severability.

The invalidity, illegality or unenforceability of any provision of this Agreement will in no way affect the validity, legality or enforceability of any other provision, and if any provision is held to be enforceable as a matter of law, the other provisions will not be affected thereby and will remain in full force and effect.

3.10.	Headings and Captions.

The headings and captions included in this Agreement are included solely for convenience of reference and will have no effect on the interpretation or operation of this Agreement.

3.11.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed to be an original and all such counterparts together will constitute one and the same instrument.

3.12.	Anti-Terrorism/Anti-Money Laundering Laws.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account with the Escrow Agent. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized officer as of the day and year first written above.

SGH ESCROW CORPORATION, as the Company

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Vice President and Assistant Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Escrow Agent

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Trustee

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

Acknowledged as of the date first written above:

GOLDMAN SACHS & CO. DEUTSCHE BANK SECURITIES INC., as Initial Purchasers

GOLDMAN SACHS & CO.

By:	/s/ Michael Hickey
Name: Michael Hickey
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ralph Totoonchie
Name: Ralph Totoonchie
Title: Director

By:	/s/ Mason Parker
Name: Mason Parker
Title: Director